Exhibit 99.1

CONTACTS:

Lantheus Medical Imaging	Pure Communications
Linda Lennox	Michele Rozen
Office: 978-671-8854	617-730-8284
Cell: 978-995-5698

Meara Murphy

Office: 978-671-8508

Cell: 978-408-3803

LANTHEUS MEDICAL IMAGING ANNOUNCES APPOINTMENT OF

JEFFREY A. BAILEY AS NEW CHIEF EXECUTIVE OFFICER

Brian A. Markison Appointed as Chairman of Lantheus’ Board of Directors

No. BILLERICA, Mass. (January 24, 2013) — Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced the appointment of Jeffrey A. Bailey as the Company’s new President, Chief Executive Officer, and a member of the Board of Directors. Mr. Bailey replaces Donald Kiepert, who resigned from Lantheus to pursue other opportunities. Mr. Bailey brings to the Company more than 26 years of diverse pharmaceutical leadership experience across multiple functions, including sales, marketing, manufacturing, supply chain and operations. Additionally, Brian A. Markison, who joined Lantheus’ Board of Directors in September 2012, has been appointed as Chairman of the Board.

“Don’s leadership over the past five years has helped transform Lantheus from a newly spun-out division of Bristol-Myers Squibb into a leading global specialty pharmaceutical company,” said David Burgstahler, President of Avista Capital Partners and a member of the Lantheus Board of Directors. “On behalf of the Board and everyone at Lantheus, I would like to thank Don for his valuable contributions and wish him all the best for the future.”

Mr. Bailey most recently served as Chief Operating Officer and a member of the Executive Committee of Fougera Pharmaceuticals, Inc. where he led the company’s generic and branded pharmaceuticals products, including overseeing Sales, Marketing, Manufacturing, Regulatory, Quality, R&D, Supply Chain, and Operations. Prior to joining Fougera in August 2011, Mr. Bailey served as the Chief Commercial Officer of King-Pfizer Pharmaceuticals, leading a team of 750 members. Earlier, he worked with Novartis Pharmaceuticals as President and General Manager, as well as Janssen Pharmaceutica, a member of the Johnson & Johnson Family of Companies. Mr. Bailey holds a Bachelor of Arts in Business from Rutgers University. He currently serves on the Board of Directors for the Boys & Girls Club in Trenton, New Jersey.

“Jeff’s diverse leadership experience positions Lantheus for continued growth in the long-term as the Company continues to successfully navigate the radiopharmaceutical and contrast imaging market landscape,” said Brian Markison, Lantheus’ Chairman of the Board.

“I am very pleased and excited to be joining Lantheus at a pivotal point in its growth and pipeline development,” said Jeff Bailey, Lantheus’ President and CEO. “The rapidly evolving healthcare and medical imaging landscape continue to reshape how Lantheus does business and underscores the need to continue to innovate in order to remain competitive as a company. I look forward to building upon Lantheus’ strong platform in the industry, and working with the excellent people in the Company, as well as with the Board and external stakeholders.”

“We are pleased to continue to build our Lantheus team with the elevation of Brian to Chairman of the Board and the appointment of Jeff as CEO,” said Mr. Burgstahler. “We have two seasoned industry veterans helping to lead the organization and create long-term value for all stakeholders.”

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in the field of diagnostic imaging provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

###